Filed Pursuant to Rule 433

Registration No. 333-197267

July 14, 2014

Bed Bath & Beyond Inc.

Pricing Term Sheet

$300,000,000 3.749% Senior Notes due 2024

$300,000,000 4.915% Senior Notes due 2034

$900,000,000 5.165% Senior Notes due 2044

Issuer:	Bed Bath & Beyond Inc.
Ratings: (Moody’s / S&P)*	Baa1 (stable) / A- (stable)
Security Type:	Senior Unsecured Notes
Pricing Date:	July 14, 2014
Settlement Date:	July 17, 2014 (T+3)
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2015
	3.749% Senior Notes due 2024	4.915% Senior Notes due 2034	5.165% Senior Notes due 2044
Maturity Date:	August 1, 2024	August 1, 2034	August 1, 2044
Principal Amount:	$300,000,000	$300,000,000	$900,000,000
Benchmark Treasury:	2.500% due May 15, 2024	3.625% due February 15, 2044	3.625% due February 15, 2044
Benchmark Treasury Price / Yield:	99-18+ / 2.549%	104-27 / 3.365%	104-27 / 3.365%
Spread to Benchmark Treasury:	+ 120 bps	+ 155 bps	+ 180 bps
Yield to Maturity:	3.749%	4.915%	5.165%
Coupon:	3.749%	4.915%	5.165%
Public Offering Price:	99.999%	99.998%	99.997%
Optional Redemption:
Make-Whole Call:	Prior to May 1, 2024, T+20 bps	Prior to February 1, 2034, T+25 bps	Prior to February 1, 2044, T+30 bps
Par Call:	On or after May 1, 2024	On or after February 1, 2034	On or after February 1, 2044
CUSIP / ISIN:	075896 AA8 / US075896AA80	075896 AB6 / US075896AB63	075896 AC4 / US075896AC47
Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Senior Co-Manager:	Goldman, Sachs & Co.
Co-Managers:	RBC Capital Markets, LLC Santander Investment Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866 718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.